EXHIBIT 4.1

AMENDED AND RESTATED ESCROW AGREEMENT

First Republic Trust Company

1888 Century Park East

Los Angeles, CA 90067-1702

Re:	KBS REAL ESTATE INVESTMENT TRUST II, INC.

Ladies and Gentlemen:

KBS Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), will issue in a public offering (the “Offering”) up to 280,000,000 shares of its common stock (the “Shares”) pursuant to a Registration Statement on Form S-11 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”). KBS Capital Markets Group LLC, a California limited liability company (the “Dealer Manager”), will act as dealer manager for the Offering.

The Company, the Dealer Manager and First Republic Trust Company (the “Escrow Agent”)are parties to that certain escrow agreement dated as of February 22, 2008 (the “Original Escrow Agreement”) in connection with the public offering of the Company’s common stock.

In response to requirements imposed by the states of Oregon and Tennessee in connection with the registration of the Offering, the Company and the Dealer Manager wish to amend and restate the Original Escrow Agreement to increase the minimum required capital amounts that must be received from Subscribers (as defined below) in those states before such amounts may be disbursed from the Escrow Account to the Company.

ACCORDINGLY, in reliance upon your representation and warranty that you are, and at all times during the term of this Agreement will be, deemed a “bank” as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, the Company hereby appoints you as Escrow Agent for purposes of holding the proceeds from subscriptions for the Shares, on the terms and conditions hereinafter set forth:

The following defined terms used in this Agreement shall have the meanings specified below:

“Agreement” shall mean this escrow agreement, as amended.

“Collected Funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash.

“Escrow Account” an interest-bearing deposit account entitled “ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF KBS REAL ESTATE INVESTMENT TRUST II, INC.”

“Escrow Income” shall mean any interest income earned on funds deposited in the Escrow Account.

“Form W-9” shall mean an executed IRS Form W-9, which may be a substitute executed Form W-9 as contained in the Company’s subscription agreement provided such substitute form is in conformity with all applicable IRS regulations.

“General Escrow Subscriber” shall mean any Subscriber that is not an OR Subscriber, a PA Subscriber or a TN Subscriber.

“KBS Affiliate” shall mean the Company, the Dealer Manager, KBS Capital Advisors, LLC and, with respect to the aforementioned entities, (i) any person or entity directly or indirectly controlling, controlled by, or under common control with such entity; (ii) any person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such entity; (iii) any entity for which such entity acts as general partner; (iv) any entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such entity; and (v) any executive officer, director, trustee, or general partner of such entity.

“Minimum Required Capital” shall mean aggregate gross proceeds of $2,500,000 attributable to Qualifying Subscriptions received from General Escrow Subscribers.

“Offering End Date” shall mean the close of business on April 22, 2010; provided, however, that the Company retains the authority to change the Offering End Date and agrees to promptly notify you in writing of any such change.

“OR Subscriber” shall mean a Subscriber who (i) resides in Oregon or (ii) is physically present in Oregon when (A) such Subscriber receives an offer to purchase Shares that is directed into Oregon, or (B) such Subscriber completes a subscription to purchase Shares in the Offering.

“PA Subscriber” shall mean a Subscriber who (i) resides in Pennsylvania or (ii) is physically present in Pennsylvania when (A) such Subscriber receives an offer to purchase Shares that is directed into Pennsylvania, or (B) such Subscriber completes a subscription to purchase Shares in the Offering.

“PA/OR Escrow Account” an interest-bearing sub-account to the Escrow Account, entitled “ESCROW ACCOUNT FOR THE BENEFIT OF PENNSYLVANIA AND OREGON SUBSCRIBERS FOR COMMON STOCK OF KBS REAL ESTATE INVESTMENT TRUST II, INC.”

“PA/OR Escrow Income” shall mean any interest income earned on funds deposited in the PA/OR Escrow Account.

“PA/OR Required Capital” shall mean aggregate gross proceeds of $66,700,000 attributable to Qualifying Subscriptions received from all Subscribers.

“Qualifying Subscription” shall mean a subscription received by the Company from a Subscriber, which the Company intends to accept upon satisfaction of the escrow conditions contained in this Agreement.

“Short-Term Investments” shall mean obligations of, or obligations guaranteed by, the United States government, bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds, including, without limitation, such certificates or instruments of American International Bank) that mature on or before the termination of the Offering, unless such instrument cannot be readily sold or otherwise disposed of for cash by the termination of the Offering without any dissipation of the Offering proceeds invested.

The following securities are not permissible Short-Term Investments:

(i)	money market mutual funds;
(ii)	corporate equity or debt securities;
(iii)	repurchase agreements;
(iv)	bankers’ acceptances;
(v)	commercial paper; and
(vi)	municipal securities.

“Subscriber” shall mean any person, other than a KBS Affiliate, who subscribes to purchase Shares in the Offering.

“Threshold Date” shall mean April 22, 2009, which is the first anniversary of the date that the SEC granted an effective order relating to the Registration Statement under Section 8(a) of the Securities Act of 1933, as amended.

“TN Escrow Account” an interest-bearing sub-account to the Escrow Account, entitled “ESCROW ACCOUNT FOR THE BENEFIT OF TENNESSEE SUBSCRIBERS FOR COMMON STOCK OF KBS REAL ESTATE INVESTMENT TRUST II, INC.”

“TN Escrow Income” shall mean any interest income earned on funds deposited in the TN Escrow Account.

“TN Required Capital” shall mean aggregate gross proceeds of $5,00,000 attributable to Qualifying Subscriptions received from General Escrow Subscribers and TN Subscribers.

“TN Subscriber” shall mean a Subscriber who (i) resides in Tennessee or (ii) is physically present in Tennessee when (A) such Subscriber receives an offer to purchase Shares that is directed into Tennessee, or (B) such Subscriber completes a subscription to purchase Shares in the Offering.

1.        (a)      Until the Company has received Qualifying Subscriptions representing the Minimum Required Capital, and such funds are disbursed in accordance with Section 3 hereof, General Escrow Subscribers will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks payable to the order of, “FIRST REPUBLIC TRUST COMPANY, AS ESCROW AGENT FOR KBS REAL ESTATE INVESTMENT TRUST II, INC.” Any checks from that are made payable to a party other than the Escrow Agent and that are received prior to the time, if any, that the collected funds in the Escrow

Account are disbursed in accordance with Section 3 hereof, shall be returned to the Dealer Manager or soliciting dealer, as applicable, who submitted the check.

(b)      Until the Company has received Qualifying Subscriptions representing the PA/OR Required Capital, and such funds are disbursed in accordance with Section 3, PA Subscribers will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks payable to the order of, “FIRST REPUBLIC TRUST COMPANY, AS ESCROW AGENT FOR KBS REAL ESTATE INVESTMENT TRUST II, INC.” Any checks from PA Subscribers or OR Subscribers that are made payable to a party other than the Escrow Agent and that are received prior to the time, if any, that the collected funds in the PA/OR Escrow Account are disbursed in accordance with Section 3 hereof, shall be returned to the Dealer Manager or soliciting dealer, as applicable, who submitted the check.

(c)      Until the Company has received Qualifying Subscriptions representing the TN Required Capital, and such funds are disbursed in accordance with Section 3, TN Subscribers will be instructed by the Dealer Manager or any soliciting dealers to remit the purchase price in the form of checks payable to the order of, “FIRST REPUBLIC TRUST COMPANY, AS ESCROW AGENT FOR KBS REAL ESTATE INVESTMENT TRUST II, INC.” Any checks from TN Subscribers that are made payable to a party other than the Escrow Agent and that are received prior to the time, if any, that the collected funds in the TN Escrow Account are disbursed in accordance with Section 3 hereof, shall be returned to the Dealer Manager or soliciting dealer, as applicable, who submitted the check.

(d)      By the end of the second business day after receipt of any check from the Offering, the Dealer Manager will transmit, or cause to be transmitted, to you: (i) an electronic file in a compatible format containing the Subscriber’s name, address, number of shares purchased and purchase price remitted, (i) a statement identifying the Subscriber as an OR Subscriber, a PA Subscriber, a TN subscriber or a General Escrow Subscriber, (iii) a statement confirming the receipt from such Subscriber of a Form W-9, and (iii) the check from such Subscriber.

2.        (a)      Within one business day following receipt of the materials specified in Section 1(d), including a check conforming to the requirements of 1(a), (b), or (c), as applicable, you shall deposit such check into the Escrow Account (if such check is from a General Escrow Subscriber), the PA/OR Escrow Account (if such check is from a PA Subscriber or an OR Subscriber), or the TN Escrow Account (if such check is from a TN Subscriber).

(b)      You agree to promptly process for collection the checks upon deposit into the Escrow Account, the PA/OR Escrow Account or the TN Escrow Account (as applicable). You will hold, and separately account for, the deposited funds in the Escrow Account, the PA/OR Escrow Account and the TN Escrow Account until such funds are disbursed in accordance with Section 3 hereof. If any of the checks are returned to you for nonpayment prior to receipt by you of the Minimum Required Capital or, in connection with subscriptions from OR Subscribers, PA Subscribers or TN Subscribers, prior to receipt by you of the PA/OR Required Capital or the TN Required Capital, respectively, you shall promptly notify the Dealer Manager and the Company in writing of such nonpayment, and you are authorized to debit the applicable account in an amount equal to such return payment (including any interest earned thereon), and to bill the

Company for the returned check fee set forth on Exhibit B.

3.        (a)      (i)      Subject to the provisions of Sections 3(b) and 3(d) below, once the collected funds in the Escrow Account are of an amount equal to or greater than the Minimum Required Capital, and upon receiving written instructions from the Company for disbursement of the funds, you shall (A) disburse to the Company, by check or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Shares, and (ii) disburse to the Subscribers any interest thereon calculated pursuant to the provisions of Section 8, provided however, that in the event a Form W-9 pertaining to any Subscriber has not been received by you from the Dealer Manager, you shall remit an amount to such subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income on subscription proceeds attributable to such Subscriber.

(ii)      Notwithstanding any disbursement of funds from the Escrow Account pursuant to Section 3(a)(i), the Dealer Manager shall continue to forward, or cause to be forwarded, checks received from TN Subscribers to you for deposit into the TN Escrow Account until such time as the collected funds in the TN Escrow Account equal or exceed the TN Required Capital. Subject to the provisions of Sections 3(b), 3(c) and 3(d) below, once the collected funds in the TN Escrow Account are of an amount equal to or greater than the TN Required Capital, and upon receiving written instructions from the Company for disbursement of the funds, you shall (i) disburse to the Company, by check or wire transfer, the funds in the TN Escrow Account representing the gross purchase price for the Shares, and (ii) disburse to the Subscribers any interest thereon calculated pursuant to the provisions of Section 8, provided however that in the event a Form W-9 pertaining to any Subscriber has not been received by you from the Dealer Manager, you shall remit an amount to such Subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income on subscription proceeds attributable to such Subscriber.

(iii)      Notwithstanding any disbursement of funds pursuant to Sections 3(a)(i) and 3(a)(ii), the Dealer Manager shall continue to forward, or cause to be forwarded, checks received from OR Subscribers and PA Subscribers for deposit into the PA/OR Escrow Account, respectively, until such time as the aggregate gross proceeds from the Offering equals or exceeds the PA/OR Required Capital. Subject to the provisions of Sections 3(b), 3(c) and 3(d) below, once the PA/OR Required Capital has been received, and upon receiving written instructions from the Company for disbursement of the funds, you shall (i) disburse to the Company, by check or wire transfer, the funds in the PA/OR Escrow Account representing the gross purchase price for the Shares, and (ii) disburse to the Subscribers any interest thereon calculated pursuant to the provisions of Section 8, provided however that in the event a Form W-9 pertaining to any Subscriber has not been received by you from the Dealer Manager, you shall remit an amount to such Subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income on subscription proceeds attributable to such Subscriber. Following such disbursement, you shall close the Escrow Account and all of the sub-accounts.

(b)      (i)      If, at the close of business on the date that is 30 business days prior to the Threshold Date, you are not in receipt of evidence of Qualifying Subscriptions and checks representing aggregate gross proceeds that equal or exceed the Minimum Required Capital, you shall promptly so notify the Company and the Dealer Manager. Within one business day thereafter, the Dealer Manager shall transmit, or cause to be transmitted, to you an executed Form W-9 for each Subscriber (unless a Form W-9 for such Subscriber has previously been transmitted to you by the Dealer Manager). You shall not be obligated to use any efforts to obtain such Form W-9s from the Subscribers, the Company or the Dealer Manager.

(ii)      If, at the close of business on the date that is 6 business days prior to the Threshold Date, you are not in receipt of evidence of Qualifying Subscriptions and checks representing aggregate gross proceeds that equal or exceed the Minimum Required Capital, you shall promptly so notify the Company and the Dealer Manager. Within one business day thereafter, the Dealer Manager shall transmit to you instructions for allocating among the Subscribers any interest income earned on the subscription proceeds, which amounts shall be calculated by the Dealer Manager in accordance with Section 8.

(iii)      If, at the close of business on the Threshold Date, you are not in receipt of evidence of Qualifying Subscriptions received on or before such date and checks dated not later than that date representing aggregate gross proceeds that equal or exceed the Minimum Required Capital, you shall promptly so notify the Company and the Dealer Manager. Promptly following the Threshold Date, and in any event no later than the next business day after the Threshold Date, you shall return directly to each Subscriber by your check the collected funds deposited in the Escrow Account, the PA/OR Escrow Account and the TN Escrow Account (as applicable) on behalf of such Subscriber (unless previously disbursed in accordance with Section 3(c) or 3(d) below), or shall return the checks delivered to you if such checks have not been processed for collection prior to such time, together with interest in the amounts instructed by the Dealer Manager pursuant to Section 3(b)(ii) for each subscriber at the address given to you by the Dealer Manager. In the event a Form W-9 pertaining to any Subscriber has not been received by you from the Dealer Manager, you shall remit an amount to such Subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income on subscription proceeds attributable to such Subscriber. However, you shall not be required to remit such payments until you have collected funds represented by such payments.

(c)      (i)      Notwithstanding Sections 3(a) and 3(b) above, if you are not in receipt of evidence of Qualifying Subscriptions received on or before the close of business on such date that is 120 days after the date the Company first receives a Qualifying Subscription from a PA Subscriber (such period, the “Initial Escrow Period”), and checks dated not later than that date, representing aggregate gross proceeds that equal or exceed the PA/OR Required Capital, you shall promptly so notify the Company and the Dealer Manager. Within one business day thereafter, the Dealer Manager shall transmit to you (i) instructions for allocating among the PA Subscribers interest income earned on the subscription proceeds in the PA/OR Escrow Account, which amounts shall be calculated by the Dealer Manager in accordance with Section 8, and (ii) a Form W-9 for each PA Subscriber. The Company shall send to each PA Subscriber by certified mail within 10 calendar days after the end of the Initial Escrow Period a notification in the form of Exhibit A. If, pursuant to such notification, a PA Subscriber requests the return of his or her subscription funds within 10 calendar days after receipt of the notification (the “Request Period”), you shall promptly refund directly to each PA Subscriber the funds deposited in the PA/OR Escrow Account on behalf of such PA Subscriber or shall return the checks delivered, but not yet processed for collection prior to such time, to the address provided by the Dealer Manager or the Company, together with interest income in the amounts instructed by the

Dealer Manager. Notwithstanding the above, if you have not received a Form W–9 for such PA Subscriber from the Dealer Manager, you shall thereupon remit an amount to such PA Subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income earned on subscription proceeds attributable to such PA Subscriber. However, you shall not be required to remit such payments until you have collected funds represented by such payments.

(ii)      The subscription funds of PA Subscribers who do not request the return of their subscription funds within the Request Period shall remain in the PA/OR Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and you shall follow the notification and payment procedure set forth in Section 3(c)(i) above with respect to the Initial Escrow Period for each Successive Escrow Period until the occurrence of the earliest of (A) the Offering End Date, (B) the receipt by the Company of Qualifying Subscriptions representing aggregate gross proceeds that equal or exceed the PA/OR Required Capital and the disbursement of the PA/OR Escrow Account on the terms specified herein, or (C) all collected funds held in the PA/OR Escrow Account having been returned to the PA Subscribers in accordance with the provisions hereof.

(d)      If the Company elects to reject any subscription for which you have already collected funds, you shall, upon the written request of the Company, promptly issue a refund check to the rejected Subscriber. If the Company rejects any subscription for which you have not yet collected funds but have submitted the Subscriber’s check for collection, you shall promptly issue a check in the amount of the Subscriber’s check to the rejected Subscriber after you have collected such funds. If you have not yet submitted a rejected Subscriber’s check for collection, you shall promptly return the Subscriber’s check directly to the Subscriber. Such rejected subscriptions shall not be considered Qualifying Subscriptions for the purpose of determining whether the Minimum Required Capital, the TN Required Capital or the PA/OR Required Capital has been raised.

(e)      If, at the close of business on the Offering End Date, any funds in the Escrow Account or any of its sub-accounts have not otherwise been disbursed in accordance with this Section 3, you shall promptly refund directly to each Subscriber the funds deposited in the Escrow Account or the applicable sub-account, on behalf of such Subscriber or shall return the checks delivered, but not yet processed for collection prior to such time, to the address provided by the Dealer Manager or the Company, together with interest income in the amounts instructed by the Dealer Manager. Notwithstanding the above, if you have not received a Form W–9 for such Subscriber from the Dealer Manager, you shall thereupon remit an amount to such Subscriber in accordance with the provisions hereof, withholding twenty-eight percent (28%) of any interest income earned on subscription proceeds attributable to such Subscriber. However, you shall not be required to remit such payments until you have collected funds represented by such payments.

4.      You will provide electronic statements of the account with respect to the Escrow Account, the TN Escrow Account and the PA/OR Escrow Account to the parties listed in Section 13 in accordance with your standard practice. Notice of the statements will be sent to each party at the e-mail address shown for that party. Upon written request, a party may receive paper statements in lieu of electronic statements. You will offer the parties the option of viewing statements (in PDF Format), account activity, investment holdings and other reports via the internet using Trust Online™. Account information via Trust Online™ is for review purposes only, but can be downloaded and/or printed. You will notify parties at the beginning of each statement cycle that the statement is available. Upon the establishment of the Escrow Account, the TN Escrow Account and the PA/OR Escrow Account, you will send the parties a username, password and instructions for accessing Trust Online™. Although precaution has been taken to ensure information is transmitted safely and securely, the Escrow Agent does not guarantee or warrant the privacy or security of information on the Internet.

5.      All funds in the Escrow Account, the TN Escrow Account and the PA/OR Escrow Account, until disbursed to the Company in accordance with Section 3 hereof, are to be held for the benefit of the Subscribers and are not to (i) be commingled with the monies or become an asset of the Company, or (ii) be subject to attachment, levy or other encumbrance in any action by a third party against the Company.

6.      Prior to the disbursement of funds deposited in the Escrow Account, the TN Escrow Account or the PA/OR Escrow Account, as applicable, in accordance with the provisions of Section 3 hereof, you shall invest all of the funds deposited in such accounts in Short-Term Investments in compliance with SEC Rule 15c2-4 and you are further authorized and you agree to reinvest all earnings and interest derived therefrom in Short-Term Investments. In the absence of written direction from the Company, funds deposited in the Escrow Account, the TN Escrow Account and the PA/OR Escrow Account, and any earnings and interest derived therefrom, shall be deposited in the First Republic Bank Business Money Market account.

7.      Disbursements from the Escrow Account, the TN Escrow Account and the PA/OR Escrow Account, other than disbursements required pursuant to the provisions of Section 3 hereof, shall be made by you only in accordance with this Section 7. You are authorized to rely upon letter instructions that you receive from the Company, and, solely with respect to calculations and allocations of interest income among Subscribers, from the Dealer Manager, whether or not such instructions are correct, true or authentic; provided that, if in your opinion such letter instructions are unclear, you are authorized to rely upon the legal counsel to the Company in distributing such funds to the effect that distribution of the funds is authorized by the letter instructions of the Company and that distribution of the funds in that manner is authorized by and in compliance with such letter. For the purposes of this Agreement, you shall not accept any oral communications from any party. However, you shall not be required to disburse any funds attributable to checks that have not been collected, provided that you shall use your best efforts to promptly collect such funds after receipt of disbursement instructions from the Company in accordance with this Section, and shall disburse such funds in compliance with the disbursement instructions from the Company.

8.      (a)      If the collected funds are disbursed in accordance with the provisions of Section 3(a), or the Offering terminates prior to receipt of the Minimum Required Capital, or one or more of the PA Subscribers elects to have his or her subscription returned in accordance with Section 3(c), the Dealer Manager shall calculate each Subscriber’s pro rata portion of Escrow Income, TN Escrow Income or PA/OR Escrow Income, as applicable, in accordance with Section 8(b), and you shall be remit to Subscribers such amounts in accordance with Section 3 and without any deductions for escrow expenses.

(b)      Each Subscriber’s pro rata portion of Escrow Income (or TN Escrow Income or PA/OR Escrow Income, as applicable) shall be calculated as follows: the total amount of Escrow Income (or TN Escrow Income or PA/OR Escrow Income, as applicable) upon the date of the disbursement, shall be multiplied by a fraction, (i) the numerator of which is the product of the number of Shares purchased by such Subscriber multiplied by the number of days such Subscriber’s funds are held in the Escrow Account (or the TN Escrow Account or the PA/OR Escrow Account, as applicable) prior to the date of disbursement, and (ii) the denominator of which is the total of the numerators for all Subscribers having funds in such account as of the date of the disbursement.

9.      As compensation for serving as Escrow Agent hereunder, you shall receive a fee, as set forth on Exhibit B. Notwithstanding anything contained herein to the contrary, you shall look to the Company for payment of the fees and expenses, and you waive all right of offset against the funds held in the Escrow Account, TN Escrow Account and PA/OR Escrow Account pursuant to the terms of this Agreement.

10.      In performing any of your duties hereunder, you shall not incur any liability to anyone for any damages, losses, or expenses, except for your willful misconduct, breach of trust, or gross negligence. Accordingly, you shall not incur any such liability with respect to any action taken or omitted (a) in good faith upon advice of your counsel given with respect to any questions relating to your duties and responsibilities under this Agreement, or (b) in reliance upon any instrument, including any written instrument or instruction provided for in this Agreement, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of information contained therein, which you shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform to the provisions of this Agreement.

11.      The Company hereby agrees to indemnify and hold you harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees and disbursements, that may be imposed on you or incurred by you in connection with your acceptance of appointment as the Escrow Agent hereunder, or the performance of your duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except where such losses, claims, damages, liabilities and expenses result from your willful misconduct, breach of trust or gross negligence.

12.      In the event of a dispute between the parties hereto sufficient in your discretion to justify doing so, you shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under this Agreement, together with such legal pleadings as you deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to your duties hereunder, you may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and you shall have no liability to the Company or to any other person as a result of such action. Any such legal action may be brought in such court as you shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive you of your compensation earned prior to such filing.

13.      All notices hereunder shall be made in writing. Any such notices shall be given by mailing with postage paid and certified or registered or by personal delivery or by telegraphing or faxing the same (transmission costs prepaid) to the respective party at the address listed below, and five (5) business days following the date of such mailing or the actual date of such personal delivery, telegraphing or faxing shall be the date of the giving of such notice.

If to you:

First Republic Trust Company

1888 Century Park East

Los Angeles, CA 90067-1702

Attn: Stephanie Wheeler

Direct Phone: (310) 407-7170

Fax: (310) 407-7171

E-mail: swheeler@firstrepublic.com

If to the Company:

KBS Real Estate Investment Trust II, Inc.

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Attn: Charles J. Schreiber, Jr.

Direct Phone: (949) 417-6600

Fax: (949) 417-6527

E-mail: cschreiber@kbsrealty.com

If to the Dealer Manager:

KBS Capital Markets Group LLC

660 Newport Center Drive, Suite 1200

Newport Beach, CA 92660

Attn: Ken Jaffe

Direct Phone: (949) 717-6203

Fax: (949) 717-6201

E-mail: kjaffe@kbs-cmg.com

Each party hereto may, from time to time, change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other parties.

14.      This Agreement shall be governed by the laws of the State of California as to both interpretation and performance without regard to the conflict of laws rules thereof.

15.      The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto and their respective legal representatives, successors and assigns.

16.      The Company and the Dealer Manager hereby acknowledge that you are serving as Escrow Agent only for the limited purposes herein set forth, and hereby agree that they will not represent or imply that you, by serving as Escrow Agent hereunder or otherwise, have investigated the desirability or advisability of investment in the Company or have approved, endorsed or passed upon the merits of the Shares or the Company, nor shall they use your name in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that you have agreed to serve as Escrow Agent for the limited purposes herein set forth.

17.      This Agreement and any amendment hereto may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original.

18.      (a)      In the event that you receive any check related to the Offering from a General Escrow Subscriber after the Minimum Required Capital has been raised and the proceeds of the Escrow Account have been disbursed in accordance with Section 3(a)(i) hereof, and such check is made payable to you as Escrow Agent for the Company, you agree to: (i) promptly endorse such check to the order of the Company, and (ii) promptly forward such duly endorsed check to such address as the Company directs in writing, or in the absence of such direction to the Company at the address set forth in Section 13. The endorsement and forwarding of such checks as directed by the Company, shall be a full acquittance of your obligations hereunder and you shall not be responsible for the application of such funds thereafter.

(b)       In the event that you receive any check related to the Offering from a TN Subscriber after the TN Required Capital has been raised and the proceeds of the TN Escrow Account have been disbursed in accordance with Section 3(a)(ii) hereof, and such check is made payable to you as Escrow Agent for the Company, you agree to promptly: (i) promptly endorse such check to the order of the Company, and (ii) promptly forward such duly endorsed check to such address as the Company directs in writing, or in the absence of such direction to the Company at the address set forth in Section 13. The endorsement and forwarding of such checks as directed by the Company, shall be a full acquittance of your obligations hereunder and you shall not be responsible for the application of such funds thereafter.

(c)      In the event that you receive any check related to the Offering from a PA Subscriber or an OR Subscriber after the PA/OR Required Capital has been raised and the proceeds of the PA/OR Escrow Account have been disbursed in accordance with Section 3(a)(ii) hereof, and such check is made payable to you as Escrow Agent for the Company, you agree to promptly: (i) promptly endorse such check to the order of the Company, and (ii) promptly forward such duly endorsed check to such address as the Company directs in writing, or in the absence of such direction to the Company at the address set forth in Section 13. The endorsement and forwarding of such checks as directed by the Company, shall be a full acquittance of your obligations hereunder and you shall not be responsible for the application of such funds thereafter.

19.      You shall be bound only by the terms of this Agreement and shall not be bound by or incur any liability with respect to any other agreements or understandings between any other parties, whether or not you have knowledge of any such agreements or understandings.

21.      This Agreement shall terminate on the date that all funds held in the Escrow Account, TN Escrow Account and PA/OR Escrow Account are distributed either (a) to the Company or to subscribers pursuant to Section 3 hereof or (b) to a successor escrow agent upon written instructions from the Company. The provisions set forth in Sections 11 and 18 shall survive the termination of this Agreement.

22.      You have no responsibility for accepting, rejecting or approving subscriptions.

23.      This Agreement shall not be modified or amended unless reduced to writing and signed by all parties hereto.

24.      If, at any time, any attempt is made to modify or amend this Agreement in a manner that would increase your duties and responsibilities or to modify this Agreement in any manner that you deem undesirable, or at any other time, you may resign by providing written notice to the Company, which resignation shall be effective upon the earlier of (a) the acceptance by a successor escrow agent appointed by the Company, or (b) 30 days after such written notice has been given.

25.      You may be removed by the Company by written notice to you effective on the date specified in such written notice. Your removal as the Escrow Agent shall not deprive you of compensation earned prior to such removal.

26.      In the event of your removal or resignation as the Escrow Agent, the Company shall appoint a successor which, upon its acceptance in writing of such appointment delivered to you and the Company, shall be vested with all the rights, powers and duties of the Escrow Agent under this Agreement, and you shall be released and discharged from all further liability in connection with this Agreement. If the Company fails to appoint a successor Escrow Agent within 30 days after your removal or resignation, you may do one of the following:

(i) take no further action until directed by the Company; or

(ii) tender into the registry or custody of any court of competent jurisdiction all money or property in your hands under this Agreement, together with such legal pleadings as you deem appropriate.

You shall transfer, assign and deliver to your successor all of the property then held by you under this Agreement. You may also transfer to the successor escrow agent copies of your records as they relate to this Agreement as may be requested by the successor escrow agent, except as to those records that you have or may assert a claim of privilege. The successor escrow agent shall not be liable or responsible for anything done or omitted in the administration of the escrow accounts pursuant to this Agreement prior to the date it shall have become Escrow Agent, nor be required to audit or otherwise inquire into or take any action concerning the acts of any retiring Escrow Agent.

27.      The parties to this Agreement understand that the Escrow Agent is required to provide United States income tax reporting for the Escrow Income, TN Escrow Income and the PA/OR Escrow Income. Each subscriber’s pro rata portion of Escrow Income (or TN Escrow Income or PA/OR Escrow Income, as applicable), as calculated by the Dealer Manager in accordance with the provisions of Section 8, shall be reported by the Escrow Agent as taxable to such subscriber. The Escrow Agent shall generate and deliver to each subscriber a Form 1099 as and when required under the United States income tax laws and regulations.

[signatures on following page]

Agreed to as of the 2nd day of June, 2008.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Charles J. Schreiber, Jr.
Name:	Charles J. Schreiber, Jr.
Title:	Chief Executive Officer

KBS CAPITAL MARKETS GROUP, LLC

By:	/s/ Ken Jaffe
Name:	Ken Jaffe
Title:	Chief Operating Officer

The terms and conditions contained above are hereby accepted and agreed to by:

FIRST REPUBLIC TRUST COMPANY

By:	/s/ Stephanie L. Wheeler
Name:	Stephanie L. Wheeler
Title:	Senior Trust Officer

EXHIBIT A

Form of Notice to Pennsylvania Subscribers

You have tendered a subscription to purchase shares of common stock of KBS Real Estate Investment Trust II, Inc. (the “Company”). Your subscription is currently being held in escrow. The guidelines of the Pennsylvania Securities Commission do not permit the Company to accept subscriptions from Pennsylvania residents until an aggregate of $66,700,000 of gross offering proceeds have been received by the Company. The Pennsylvania guidelines provide that, until this minimum amount of offering proceeds is received by the Company, every 120 days during the offering period Pennsylvania Subscribers may request that their subscription be returned.

If you wish to continue your subscription in escrow until the Pennsylvania minimum subscription amount is received, nothing further is required.

If you wish to terminate your subscription for the Company’s shares of common stock and have your subscription returned please so indicate below, sign, date, and return to the Escrow Agent, First Republic Trust Company, 1888 Century Park East, Los Angeles, CA 90067-1702, Attn: Stephanie Wheeler.

I hereby terminate my prior subscription to purchase shares of common stock of KBS Real Estate Investment Trust II, Inc. and request the return of my subscription funds. I certify to KBS Real Estate Investment Trust II, Inc. that I am a resident of Pennsylvania.

Signature: __________________________________

Name: _____________________________________
(please print)

Date: ______________________________________

Please send the subscription refund to:

EXHIBIT B

KBS Real Estate Investment Trust II, Inc.

Escrow Agent Fee Schedule

Annual Escrow Agent Fee	$12,500

The first annual fee will be payable upon the execution of this Agreement and subsequent fees will be payable annually in advance.

Transaction Fee	$25 for each transaction

Applicable to all securities transactions, disbursements, returned checks, and 1099s generated for the Escrow Account.

Fees shall be deemed fully earned when paid and shall not be subject to offset or allocation in the event that Escrow Agent acts for less than a full year.

All fees due to the Escrow Agent will be paid by KBS Real Estate Investment Trust II, Inc. in accordance with the provisions of Section 9 of the Agreement.